Exhibit (h)(3)


                             BURNHAM INVESTORS TRUST

                          EXPENSE LIMITATION AGREEMENT
                          ----------------------------

         EXPENSE LIMITATION AGREEMENT, made this 30th day of April, 2004, by and among Burnham Asset Management Corporation (the "Adviser"), Burnham Securities, Inc. (the "Distributor") and Burnham Investors Trust (the "Trust"), on behalf of each class of shares of each of its series (each, a "Fund") from time to time set forth in SCHEDULE A attached hereto.

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company, organized as a statutory trust under the laws of the State of Delaware, and each Fund is a series of the Trust;

         WHEREAS, the Trust, on behalf of each Fund, and the Adviser are parties to an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to each Fund, which may be amended from time to time, for compensation based on the value of the average daily net assets of such Fund;

         WHEREAS, the Trust, on behalf of each Fund, and the Distributor are parties to such Fund's plan adopted in accordance with Rule 12b-1 under the 1940 Act (each, a "Rule 12b-1 Plan") relating to each class of shares, pursuant to which the Distributor engages in marketing and distribution activities on behalf of such Fund, which may be amended from time to time, for compensation based on the value of the average daily net assets of such Fund;

         WHEREAS, the Adviser and the Distributor have voluntarily determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each class of such Fund set forth in SCHEDULE A at specified levels. The Fund, the Adviser and the Distributor therefore have entered into this Expense Limitation Agreement (the "Agreement") in order to maintain the expense ratio of each class of each Fund at the level specified in SCHEDULE A attached hereto for the period beginning on the date hereof (or the commencement of operations of a Fund or class thereof, if later) and ending on April 30, 2005; and

         WHEREAS, each Fund is prepared to repay the Adviser and the Distributor such waived advisory and Rule12b-1 fees and reimbursed expenses if such Fund subsequently achieves a sufficient level of assets.

         NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
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1.   EXPENSE LIMITATION.

     1.1 APPLICABLE EXPENSE LIMIT. During the Term (as defined in Section 2), the Adviser and the Distributor each agrees to waive all or a portion of their respective advisory fee and amounts, if any, payable pursuant to the Rule 12b-1 Plans to the extent necessary so that the total expenses of every character incurred by the applicable class of shares of a Fund (excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of such Fund's business (I.E., litigation)) (collectively, "Class Operating Expenses") exceed the Operating Expense Limit (as defined in Section 1.2 below). During the Term, to the extent that Class Operating Expenses incurred by the applicable class of shares of a Fund in any fiscal year (after waiver of advisory fees of the Adviser and Rule 12b-1 fees payable to the Distributor) exceed the Operating Expense Limit, such excess amount (the "Excess Amount") shall be the liability of the Adviser. The parties agree that to the extent Class Operating Expenses applicable to a class of a Fund in any fiscal year do not exceed the Operating Expense Limit, the advisory fee and Rule 12b-1 fees shall be payable by such Fund in the following order:

     o first, the Distributor shall be entitled to receive the Rule 12b-1 fee up to the amount payable under such Fund's Rule 12b-1 Plan applicable to such class of shares; and

     o thereafter, the Adviser shall be entitled to receive the advisory fee up to the amount payable under the Advisory Agreement.

     1.2 OPERATING EXPENSE LIMIT. The maximum Operating Expense Limit in any year with respect to each class of a Fund shall be the amount specified in SCHEDULE A based on a percentage of the average daily net assets of each class of such Fund.

     1.3 REIMBURSEMENT. The Adviser shall keep a record of the amounts of advisory fees and Rule 12b-1 fees waived and Excess Amounts reimbursed pursuant to Section 1.1 hereof ("Prior Expenses"). Subject to the last sentence of this
Section 1.3, if at any future date Class Operating Expenses of a class of shares of a Fund are less than the Operating Expense Limit for such class, the Adviser and the Distributor shall each be entitled to payment by the applicable class of such Fund of the amount of such Prior Expenses, without interest thereon, except to the extent that such payment will cause Class Operating Expenses of such class of such Fund to exceed the Operating Expense Limit for that class. If Class Operating Expenses of a class of a Fund subsequently exceed the Operating Expense Limit for that class, the payment of Prior Expenses shall be suspended. If subsequent payment of Prior Expenses shall be resumed to the extent that Class Operating Expenses do not exceed the Operating Expense Limit, the Operating Expense Limit in Section 1.1 shall (unless previously terminated in accordance with the terms hereof) apply. The Adviser and the Distributor may each seek reimbursement only for Prior Expenses waived or paid by it during the three fiscal years prior to such reimbursement; PROVIDED, HOWEVER, that such Prior Expenses may only be reimbursed hereunder to the extent they were waived or paid after the date of this Agreement (or any similar agreement). The




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provisions of this Agreement shall survive the termination of this Agreement to the extent necessary to permit any such reimbursement.

     1.4 LIMITATION OF LIABILITY. The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforced against the assets of such Fund or applicable class thereof and not against the assets of any other class or any other Fund or series of the Trust. It is understood and expressly stipulated that neither the holders of shares of a Fund nor the Trustees of the Trust shall be personally liable hereunder.

     1.5 METHOD OF COMPUTATION. To determine the Adviser's and the Distributor's obligations hereunder, each month the Fund Operating Expenses for a Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Operating Expense Limit of such Fund, the Adviser and/or the Distributor shall waive or reduce their advisory and/or Rule 12b-1 fees for such month by an equal amount, and if necessary the Adviser shall remit an amount to the appropriate class or classes of such Fund, sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit; PROVIDED, HOWEVER, that any waiver or reduction of the advisory fees is applied equally across the classes of such Fund.

     1.6 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Adviser to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2. TERM; TERMINATION. The term ("Term") of the Applicable Expense Limit under this Agreement shall begin on the date hereof (or the commencement of operations of a Fund or class thereof, if later) and end on April 30, 2005. The Term of this Agreement may be continued from year to year thereafter provided each such continuance is specifically approved by each of the parties hereto, including with respect to each Fund a majority of the non-interested Trustees of the Trust; PROVIDED, HOWEVER, that no party shall be obligated to extend the Term of this Agreement. This Agreement shall terminate automatically with respect to a Fund and to the Adviser or the Distributor upon the termination of the Advisory Agreement or the Rule 12b-1 plan, respectively, unless otherwise agreed by the Adviser or the Distributor.

3.   MISCELLANEOUS.

     3.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     3.2 INTERPRETATION. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust's declaration of trust or bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or



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deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

     3.3 DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory or Rule 12b-1 fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, Rule 12b-1 Plan or the 1940 Act, shall have the same meaning as and be resolved by reference to such Agreement or Plan or the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of New York.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.



                          BURNHAM INVESTORS TRUST on behalf of
                          each FUND

                          By: _________________________
                                Michael E. Barna

                          Its:  Executive Vice President, Chief Financial
                                 Officer, Treasurer and Secretary


                          BURNHAM ASSET MANAGEMENT CORPORATION

                          By: _______________________
                                 Jon M. Burnham

                          Its: Chairman, Chief Executive Officer and Director

                          BURNHAM SECURITIES, INC.

                          By: _______________________
                                 Jon M. Burnham




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                             Its: Chairman, Chief Executive Officer and Director





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                                   SCHEDULE A

                            OPERATING EXPENSE LIMITS


This Agreement relates to the following classes of the:


                                                             Maximum Operating
                                                              EXPENSE LIMIT
                                                             -----------------
Burnham Financial Industries Fund
         -- Class A shares                                   1.75%
         -- Class C shares                                   The expense cap
                                                             applicable to Class
                                                             A shares plus 0.75%